PRICING SUPPLEMENT

Dated December 20, 2024

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-263376

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022

and Product Supplement dated May 27, 2022)

UBS AG $857,000 Autocallable Buffered Return Enhanced Notes with Downside Leverage Factor

Linked to the Russell 2000® Index due December 24, 2026

Investment Description

UBS AG Autocallable Buffered Return Enhanced Notes with Downside Leverage Factor (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Russell 2000® Index (the “Underlying Asset”). UBS will automatically call the Notes if the Closing Level of the Underlying Asset on the Autocall Observation Date is equal to or greater than the Autocall Barrier, which is a level of the Underlying Asset equal to a percentage of the Initial Level, as indicated below. If the Notes are subject to an Automatic Call, on the Call Settlement Date UBS will pay a cash payment per Note equal to the Principal Amount plus the Call Premium. Following an Automatic Call, no further payments will be owed to you under the Notes. If the Notes are not subject to an Automatic Call, the amount you receive at maturity will be based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”) and whether the Closing Level of the Underlying Asset on the Valuation Date (the “Final Level”) is equal to, greater than or less than the Downside Threshold. If the Notes are not subject to an Automatic Call and the Underlying Return is positive, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount plus a percentage return equal to the product of the Underlying Return multiplied by the Upside Leverage Factor. If the Notes are not subject to an Automatic Call and the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, at maturity UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, and you will be exposed to the downside performance of the Underlying Asset beyond the Buffer Amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1765% of your Principal Amount for each 1% decline in the level of the Underlying Asset from the Initial Level to the Final Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. If the Notes are not subject to an Automatic Call, you may lose some or all of your initial investment. A higher Call Premium is generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an Automatic Call. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Automatically Callable: UBS will automatically call the Notes if the Closing Level of the Underlying Asset is equal to or greater than the Autocall Barrier on the Autocall Observation Date. If the Notes are subject to an Automatic Call, UBS will pay on the Call Settlement Date a cash payment per Note equal to the Principal Amount plus the Call Premium. Following an Automatic Call, no further payments will be owed to you under the Notes.

❑

Participation in the Positive Underlying Return: If the Notes are not subject to an Automatic Call, at maturity, the Notes provide participation in any positive Underlying Return, enhanced by the Upside Leverage Factor.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure: If the Notes are not subject to an Automatic Call, the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, at maturity UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, and you will be exposed to the downside performance of the Underlying Asset beyond the Buffer Amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1765% of your Principal Amount for each 1% decline in the level of the Underlying Asset from the Initial Level to the Final Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date*	December 20, 2024
Settlement Date**	December 26, 2024
Autocall Observation Date**	January 2, 2026
Call Settlement Date**	January 7, 2026
Valuation Date**	December 21, 2026
Maturity Date**	December 24, 2026

*

We expect to deliver the Notes against payment on the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Call Premium	Upside Leverage Factor	Initial Level	Autocall Barrier	Downside Threshold	Buffer Amount	Downside Leverage Factor	CUSIP	ISIN
Russell 2000® Index	RTY	$118.00	1.25	2,242.370	2,242.370, which is 100.00% of the Initial Level	1,906.015, which is 85.00% of the Initial Level	15.00%	Approximately 1.1765	90307QQ55	US90307QQ556

The estimated initial value of the Notes as of the Trade Date is $971.50. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Russell 2000® Index	$857,000.00	$1,000.00	$12,855.00	$15.00	$844,145.00	$985.00

(1)  Certain fiduciary accounts may have agreed to pay a purchase price of $985.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, may have agreed to forgo any underwriting discount or fees.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may have agreed to forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $15.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm
♦	Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
♦	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Autocallable Buffered Return Enhanced Notes with Downside Leverage Factor” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of a hypothetical investment in the Underlying Asset or the stocks comprising the Underlying Asset (the “Underlying Constituents”).

♦You believe that the Closing Level of the Underlying Asset will be equal to or greater than the Autocall Barrier on the Autocall Observation Date or that the Notes will not be subject to an Automatic Call and that the Closing Level of the Underlying Asset will appreciate over the term of the Notes.

♦You are willing to invest in the Notes based on the Upside Leverage Factor, Call Premium, Autocall Barrier and Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the Underlying Constituents.

♦You are willing to invest in Notes that may be subject to an Automatic Call and are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the Underlying Asset.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of some or all of your initial investment or you are unwilling to make an investment that may have the full downside market risk of a hypothetical investment in the Underlying Asset or the Underlying Constituents.

♦You believe that the Closing Level of the Underlying Asset will decline during the term of the Notes and that the Closing Level of the Underlying Asset is likely to be less than the Autocall Barrier on the Autocall Observation Date and less than the Downside Threshold on the Final Valuation Date.

♦You are unwilling to invest in the Notes based on the Upside Leverage Factor, Call Premium, Autocall Barrier or Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.

♦You do not understand or are unwilling to accept the risks associated with the Underlying Asset.

♦You seek current income from your investment or prefer to receive any dividends paid on the Underlying Constituents.

♦You are unable or unwilling to hold Notes that may be subject to an Automatic Call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the Underlying Asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 2 years, unless called earlier.
Underlying Asset	The Russell 2000® Index
Automatic Call Feature

UBS will automatically call the Notes if the Closing Level of the Underlying Asset on the Autocall Observation Date is equal to or greater than the Autocall Barrier.

If the Notes are subject to an Automatic Call, on the Call Settlement Date UBS will pay a cash payment per Note equal to the Principal Amount plus the Call Premium. Following an Automatic Call, no further payments will be made on the Notes.

Call Premium	$118.00 per Note
Payment at Maturity (per Note)

If the Notes are not subject to an Automatic Call and the Underlying Return is positive, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × Underlying Return × Upside Leverage Factor)

If the Notes are not subject to an Automatic Call, the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment equal to:

$1,000

If the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you a cash payment that is less than the Principal Amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Underlying Return + Buffer Amount)]

In this scenario, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

Upside Leverage Factor	1.25
Buffer Amount	15.00%
Downside Threshold	A specified level of the Underlying Asset that is less than the Initial Level, equal to a percentage of the Initial Level, as specified on the cover hereof.
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the Buffer Amount, which equals approximately 1.1765.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Trade Date, as specified on the cover hereof.
Final Level(1)	The Closing Level of the Underlying Asset on the Valuation Date.
Autocall Barrier(1)	A specified level of the Underlying Asset, equal to a percentage of the Initial Level, as specified on the cover hereof.

(1) As determined by the Calculation Agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

Investment Timeline

Trade Date	The Initial Level is observed and the final terms of the Notes are set.

Autocall Observation Date

The Notes will be subject to an Automatic Call if the Closing Level of the Underlying Asset on the Autocall Observation Date is equal to or greater than the Autocall Barrier.

If the Notes are subject to an Automatic Call, on the Call Settlement Date UBS will pay a cash payment per Note equal to the Principal Amount plus the Call Premium. Following an Automatic Call, no further payments will be made on the Notes.

Maturity Date

The Final Level is observed and the Underlying Return is calculated on the Valuation Date.

If the Notes are not subject to an Automatic Call and the Underlying Return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × Underlying Return × Upside Leverage Factor)

If the Notes are not subject to an Automatic Call, the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment per Note equal to:

$1,000

If the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Underlying Return + Buffer Amount)]

In this scenario, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the Underlying Asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes. If the Notes are not subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold, you will be exposed on a leveraged basis to the decline of the Final Level from the Initial Level. Specifically, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an Automatic Call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the Underlying Asset is equal to or greater than the Downside Threshold.

♦The Call Premium and Upside Leverage Factor apply only upon an Automatic Call and at maturity, respectively — If you are able to sell your Notes prior to an Automatic Call or maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Call Premium and/or Upside Leverage Factor, even if such return is positive. You can receive the full benefit of the Notes only if you hold your Notes to Automatic Call or maturity.

♦A higher Call Premium or lower Downside Threshold may reflect greater expected volatility of the Underlying Asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the Call Premium and Downside Threshold, are based, in part, on the expected volatility of the Underlying Asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Asset. The greater the expected volatility of the Underlying Asset as of the Trade Date, the greater the expectation is as of that date that the Closing Level of the Underlying Asset could be less than the Autocall Barrier on the Autocall Observation Date and that the Final Level could be less than the Downside Threshold on the Valuation Date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Downside Threshold than those terms on otherwise comparable securities. Therefore, a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. However, the Underlying Asset's volatility can change significantly over the term of the Notes, and a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose some or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an Automatic Call if the Closing Level of the Underlying Asset is equal to or greater than the Autocall Barrier on the Autocall Observation Date. Conversely, the Notes will not be subject to an Automatic Call if the Closing Level of the Underlying Asset is less than the Autocall Barrier on the Autocall Observation Date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are subject to an Automatic Call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the potential Call Settlement Date, you should be prepared in the event the Notes are called early.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦If the Notes are subject to an Automatic Call, your potential return on the Notes will be limited to the Call Premium and you will not participate in any appreciation of the Underlying Asset or any Underlying Constituent — The Notes will be subject to an Automatic Call if the Closing Level of the Underlying Asset is equal to or greater than the Autocall Barrier on the Autocall Observation Date. If the Notes are subject to an Automatic Call, the return potential of the Notes will be limited to the pre-specified Call Premium regardless of any appreciation of the Underlying Asset, and you will not participate in any appreciation in the Closing Level of the Underlying Asset from the Initial Level and you will not benefit from the Upside Leverage Factor. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the Underlying Asset.

♦Owning the Notes is not the same as owning the Underlying Constituents — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Constituents. For instance, if the Notes are subject to an Automatic Call, the return potential of the Notes will be limited to the pre-specified Call Premium regardless of any appreciation of the Underlying Asset. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the Underlying Constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the Underlying Constituents.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the Underlying Constituents and their issuers (the “Underlying Constituent Issuers”). The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or the Underlying Constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset and Underlying Constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Closing Level of the Underlying Asset will be equal to or greater than the Autocall Barrier on the Autocall Observation Date or, if the Notes are not subject to an Automatic Call, that the Final Level will be equal to or greater than the Initial Level or Downside Threshold. In addition, even if the Notes are not subject to an Automatic Call and the Final Level is equal to or greater than the Initial Level, the return you receive at maturity may be less than the Call Premium you would have otherwise received if the Notes were subject to an Automatic Call. The level of the Underlying Asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Constituent Issuers. You should be willing to accept the downside risks associated with the Underlying Asset and the risk of losing some or all of your initial investment.

♦Changes affecting the Underlying Asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the Index Sponsor as specified under “Information About the Underlying Asset” (the “Index Sponsor”), concerning additions, deletions and substitutions of the Underlying Constituents and the manner in which the Index Sponsor takes account of certain changes affecting those Underlying Constituents may adversely affect the level of the Underlying Asset. The policies of the Index Sponsor with respect to the calculation of the Underlying Asset could also adversely affect the level of the Underlying Asset. The Index Sponsor may discontinue or suspend calculation or dissemination of the Underlying Asset. Further, indices like the Underlying Asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the Underlying Asset) or the administrator (the Index Sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original Underlying Asset, it may deem the Closing Level of the original Underlying Asset on the trading day immediately prior to the date of such event to be its Closing Level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the Index Sponsor and the Index Sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying Asset. The Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The Underlying Asset reflects price return, not total return — The return on the Notes is based on the performance of the Underlying Asset, which reflects the changes in the market prices of its Underlying Constituents. The Underlying Asset is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its Underlying Constituents. The return on the Notes will not include such a total return feature or dividend component.

♦The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Underlying Asset is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value – The issue price you pay for the Notes exceeds their estimated initial value as of the Trade Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Trade Date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset and Underlying Constituents, any expected dividends on the Underlying Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Trade Date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the Trade Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Trade Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the

Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Trade Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Trade Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Trade Date and any such differential between the estimated initial value and the issue price of the Notes as of the Trade Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; the dividend rate paid on the Underlying Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Asset or any Underlying Constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset or any Underlying Constituent may adversely affect the level of the Underlying Asset and, therefore, the market value of, and return on, the Notes.

♦Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Constituent Issuers, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine whether the Notes are subject to an Automatic Call and the Underlying Return and the Payment at Maturity of the Notes based on the Final Level. The Calculation Agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the Trade Date, Autocall Observation Date or the Valuation Date. As UBS determines the economic terms of the Notes, including the Call Premium, Autocall Barrier, Upside Leverage Factor and Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor), and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the Payment upon an Automatic Call or at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes are indicated on the cover hereof; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 2 years
Initial level:	2,500.00
Autocall Barrier:	2,500.00 (which is equal to 100.00% of the Initial Level)
Downside Threshold:	2,125.00 (85.00% of the Initial Level)
Call Premium:	$118.00
Upside Leverage Factor:	1.25
Buffer Amount:	15.00%
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the Buffer Amount, which equals approximately 1.1765.
Range of Underlying Asset Performance:*	40% to -100%

* The performance range is provided for illustrative purposes only.

Example 1— The Closing Level of the Underlying Asset on the Autocall Observation Date is 3,000.00 (resulting in an Underlying Return of 20.00%).

Because the Notes are subject to an Automatic Call on the Autocall Observation Date (which is approximately one year after the trade date), UBS will pay on the Call Settlement Date a total of $1,118.00 per Note, reflecting your Principal Amount plus the Call Premium (a total return of 11.80%). You will not receive any further payments on the Notes. Although the Closing Level of the Underlying Asset on the Autocall Observation Date appreciated by 20.00% from the Initial Level, because the Notes are subject to an Automatic Call, the return on the Notes is limited to the Call Premium and you will not participate in any appreciation in the Closing Level of the Underlying Asset from its Initial Level and you will not benefit from the Upside Leverage Factor at maturity.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level is 2,575.00 (resulting in an Underlying Return of 3.00%).

Because the Underlying Return is 3.00%, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 3.00% × 1.25)
$1,000 + ($1,000 × 3.75%)
= $1,000 + $37.50
= $1,037.50 (a total return of 3.75%)

In this example, although you benefit from the Upside Leverage Factor, because the return at maturity is less than that of the Call Premium your return is less than it would have been if the Notes were subject to an Automatic Call.

Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level is 2,375.00 (resulting in an Underlying Return of -5.00%).

Because the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will repay the full Principal Amount and the Payment at Maturity is equal to $1,000 per Note (a total return of 0.00%).

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level is 1,250.00 (resulting in an Underlying Return of -50.00%).

Because the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

$1,000 + [$1,000 × 1.1765 × (-50.00% + 15.00%)]
= $1,000 + [$1,000 × 1.1765 × (-35.00%)]
= $1,000 - $411.76
= $588.24 (a total return of -41.176%)

Accordingly, if the Underlying Return is negative and the Final Level is less than the Downside Threshold, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

Hypothetical Payment at Maturity if the Notes are NOT Subject to an Automatic Call

Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
3,500.00	40.00%	$1,500.00	50.000%
3,250.00	30.00%	$1,375.00	37.500%
3,000.00	20.00%	$1,250.00	25.000%
2,750.00	10.00%	$1,125.00	12.500%
2,625.00	5.00%	$1,062.50	6.250%
2,500.00	0.00%	$1,000.00	0.000%
2,375.00	-5.00%	$1,000.00	0.000%
2,250.00	-10.00%	$1,000.00	0.000%
2,125.00	-15.00%	$1,000.00	0.000%
2,000.00	-20.00%	$941.18	-5.882%
1,750.00	-30.00%	$823.53	-17.647%
1,500.00	-40.00%	$705.88	-29.412%
1,250.00	-50.00%	$588.24	-41.176%
1,000.00	-60.00%	$470.59	-52.941%
750.00	-70.00%	$352.94	-64.706%
500.00	-80.00%	$235.29	-76.471%
250.00	-90.00%	$117.65	-88.235%
0.00	-100.00%	$0.00	-100.000%

Investing in the Notes involves significant risks. If the Notes are not subject to an Automatic Call, you may lose some or all of your initial investment. Specifically, if the Notes are not subject to an Automatic Call and the Final Level is less than the Downside Threshold, you will lose approximately 1.1765% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included below is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the Underlying Asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the Underlying Asset as an indication of future performance.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “Index Sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2014 through December 20, 2024, based on daily Closing Levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The Closing Level of the Underlying Asset on December 20, 2024 was 2,242.370. The dotted lines represent the Autocall Barrier of 2,242.370 and the Downside Threshold of 1,906.015 which are equal to 100.00% and 85.00%, respectively, of the Initial Level. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Constituent Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis (and an obligation of the non-U.S. holder to file a U.S. federal income tax return) and the gross proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of any such entity for their Notes as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset or any Underlying Constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset, the Underlying Constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Asset, any Underlying Constituents or the Notes. If you enter, or have entered, into other transactions in respect of the Underlying Asset, any Underlying Constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $15.00 per $1,000 Principal Amount of Notes. The Agents generally offered the Notes at the original issue price to the public, provided that certain fiduciary accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and the Agents may have agreed to forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest— UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Trade Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Trade Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated August 13, 2024 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.